As filed with the Securities and Exchange Commission on November 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StoneMor Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0103152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3600 Horizon Boulevard

Trevose, PA 19053

(Address, including zip code of Registrant’s principal executive offices)

StoneMor

Amended and Restated

2019 Long-Term Incentive Plan

(Full title of the plan)

Joseph M. Redling

President and Chief Executive Officer

3600 Horizon Boulevard

Trevose, PA 19053

(215) 826-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common stock, $0.01 par value per share (“Common Stock”)	8,221,367 shares	$1.20	$9,095,461	$992.32

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable pursuant to the adjustment provisions of the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

(2)

The Registrant (as defined below) is filing this Registration Statement to register an aggregate of 8,297,898 shares of Common Stock that may be delivered with respect to awards under the Plan, which consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The price for the shares of Common Stock being registered hereby is based on (a) a price of $1.20 per share with respect to outstanding options to purchase 5,275,000 shares at that price and (b) a price of $0.9386 per share with respect to the 2,946,367 shares for which awards have not been made under the Plan, which is the average of the high and low sale prices of a share of Common Stock, as reported on the New York Stock Exchange, on November 16, 2020. In accordance with Rule 457(p) under the Securities Act, $855.25 in unused filing fees paid by the registrant’s predecessor issuer in connection with its Registration Statement on Form S-8 (File No. 333-235601) initially filed with the Securities and Exchange Commission on December 19, 2019, is offset against the current filing fee.

EXPLANATORY NOTE

Effective as of December 31, 2019, pursuant to that certain Merger and Reorganization Agreement, as amended (the “Merger Agreement”), StoneMor GP LLC (“GP”), a Delaware limited liability company and the general partner of StoneMor Partners L.P. (the “Partnership”), converted from a Delaware limited liability company into a Delaware corporation named StoneMor Inc. (the “Company”) and Hans Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of GP, was merged with and into the Partnership (the “Merger”). The Company is the successor registrant to the Partnership pursuant to Rule 405 under the Securities Act and Rule 12g-3 under the Exchange Act, and references herein to “Registrant” refer to the Partnership for all periods prior to the Merger and to the Company for all periods from and after the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Company or its predecessor registrant, the Partnership:

(a)	The Registrant’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2020 (the “2019 10-K”);

(b)	The Registrant’s quarterly reports on Form 10-Q filed with the Commission on May 15, 2020, August 14, 2020 and November 16, 2020;

(c)

The Registrant’s current reports on Form 8-K filed with the Commission on January 7, 2020, February  4, 2020, March 20, 2020, March  30, 2020, April 2, 2020, April 10, 2020, April 20, 2020, May  11, 2020, May 14, 2020, May  28, 2020, June 16, 2020, June  25, 2020, July 30, 2020, July  31, 2020, August 13, 2020, September 8, 2020, October 30, 2020, November 9, 2020 and November 12, 2020 ; and

(d)

The description of the Registrant’s common stock filed as Exhibit 4.9 to the 2019 10-K filed with the Commission on April 7, 2020, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and

•	for transactions from which the director derived improper personal benefit.

The Registrant’s certificate of incorporation eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty, except to the extent such exemption is not permitted under the DGCL.

The Registrant’s bylaws provide that the Registrant shall, to the fullest extent permitted by law, indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact such person is or was a director, officer or employee of the Registrant or, while a director, officer or employee of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses reasonably incurred.

The Registrant’s bylaws further provide that the Registrant shall advance expenses incurred in defending any such proceeding to any such indemnitees; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under the Registrant’s bylaws or otherwise.

In addition, the Registrant has entered into indemnification agreements with all of its executive officers and directors. These agreements provide that the indemnitees will be protected as promised in the Registrant’s bylaws (regardless of, among other things, any amendment to or revocation of the Registrant’s bylaws, any change in the composition of the board of directors of the Registrant or any acquisition transaction relating to the Registrant) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements will also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under the Registrant’s director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, will indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were the Registrant’s directors or officers or are or were serving at its request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction of or on behalf of the committee shall not be personally liable for any action or determination take or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes the signature page hereto and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of StoneMor Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 31, 2019).

4.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock of StoneMor Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on April 7, 2020).

4.3	Certificate of Elimanation of the Certificate of Designation of Preferred Stock of StoneMor Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 16, 2020).

4.4	Certificate of Amendment to the Certificate of Incorporation of StoneMor Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 16, 2020).

4.5	Bylaws of StoneMor Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 31, 2019).

4.6	StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the t’s Current Report on Form 8-K filed by StoneMor Partners L.P. with the Commission on April 2, 2019).

4.7	First Amendment to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by StoneMor Partners L.P. with the Commission on December 20, 2019).

4.8	Second Amendment to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2020).

5.1*	Opinion of Duane Morris LLP as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Pennsylvania on November 17, 2020.

STONEMOR INC.

By:	/s/ Joseph M. Redling
Joseph M. Redling
President, Chief Executive Officer and Director

Each person whose signature appears below appoints Joseph M. Redling and Jeffrey DiGiovanni, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 17, 2020.

Signature	Title

/s/ Joseph M. Redling Joseph M. Redling	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeffrey DiGiovanni Jeffrey DiGiovanni	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)

/s/ David Miller David Miller	Director

/s/ Andrew Axelrod Andrew Axelrod	Director

/s/ Robert B. Hellman, Jr. Robert B. Hellman, Jr.	Director

/s/ Spencer E. Goldenberg Spencer Goldenberg	Director

/s/ Stephen J. Negrotti Stephen J. Negrotti	Director

/s/ Kevin D. Patrick Kevin D. Patrick	Director

/s/ Patricia D. Wellenbach Patricia D. Wellenbach	Director